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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Commission file number: 0-14315
AEGIS COMMUNICATIONS GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

AEGIS COMMUNICATIONS GROUP, INC.
2003 PROXY STATEMENT AND
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held Tuesday, May 20, 2003

Your vote is important
Please take a moment to read the information and instructions inside.

Dear Stockholder,

        You are cordially invited to attend in person or by proxy the Aegis Communications Group, Inc.'s (the "Company") 2003 Annual Meeting of Stockholders to be held on Tuesday, May 20, 2003 at 10:00 a.m., local time, at the corporate offices of Thayer Capital Partners, 1455 Pennsylvania Avenue, NW, Suite 350, Washington, DC 20004. At the annual meeting, the Company will ask you to consider and vote on the election of the Board of Directors. Following this vote, the Company will report on its 2002 financial results and operations. You will have the opportunity to ask questions and make comments. Enclosed with this Proxy Statement is the Company's 2002 Annual Report on Form 10-K.

        We hope to see you at the annual meeting.

                      Sincerely, /s/ Patrick W. Gross
                      Patrick W. Gross,
                      Chairman of the Board

Irving, Texas
April 23, 2003

AEGIS COMMUNICATIONS GROUP, INC.
7880 Bent Branch Drive, Suite 150
Irving, Texas 75063

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held May 20, 2003

        Your vote is important.

        Please vote early even if you plan to attend the annual meeting. See page 3 for instructions on voting by mail.

        Aegis Communications Group, Inc.'s (the "Company") 2003 Annual Meeting of Stockholders will be held on Tuesday, May 20, 2003 at 10:00 a.m., local time, at the corporate offices of Thayer Capital Partners, 1455 Pennsylvania Avenue, NW, Suite 350, Washington, DC 20004. At the annual meeting, the Company will ask you to consider and vote on the election of the Board of Directors to hold office for a one-year term or until their respective successors are duly elected and qualified.

        The Company will also discuss and take action on any other matters that are properly brought before the annual meeting. If you were a stockholder on April 16, 2003, you are entitled to vote at this year's annual meeting. We look forward to hearing from you.

        By Order of the Board of Directors,

                      /s/ Michael J. Graham
                      Michael J. Graham,
                      Executive Vice President-Corporate Development,
                      Chief Financial Officer, and
                      Corporate Secretary

Irving, Texas
April 23, 2003

i

AEGIS COMMUNICATIONS GROUP, INC.

PROXY STATEMENT

        This Proxy Statement is furnished in connection with the solicitation of proxies by Aegis Communications Group, Inc. (the "Company"), on behalf of the Board of Directors (the "Board"), for the 2003 Annual Meeting of Stockholders. This Proxy Statement and the related proxy card are being distributed on or about April 23, 2003.

QUESTIONS AND ANSWERS

When and where is the annual meeting?

        The annual meeting will take place on Tuesday, May 20, 2003, at 10:00 a.m., local time, at the corporate offices of Thayer Capital Partners, 1455 Pennsylvania Avenue, NW, Suite 350, Washington, DC 20004.

Why did I receive this proxy statement?

        On or about April 23, 2003, the Company began mailing this Proxy Statement to everyone who was a stockholder of the Company as of April 16, 2003, the record date. The Company prepares a Proxy Statement each year to let stockholders know when and where the Company's annual meeting of stockholders will be held. This Proxy Statement includes detailed information about the business that will be discussed and voted on at the annual meeting, and provides you with updated information about the Company that you will need to consider in making an informed vote at the annual meeting.

I received more than one proxy statement. Why?

        Your shares are probably registered differently or are in more than one account. Please complete each proxy card that you received.

What will occur at the annual meeting?

        First, the Company will determine whether the holders of at least a majority of the Company's Common Stock, including the shares of Common Stock issuable upon the conversion of the Company's Series F Preferred Stock, are "present," either in person or by proxy, at the annual meeting (referred to as a "Quorum"). Abstentions are counted as shares present at the annual meeting.

        The Company's capital stock includes Common Stock, one series of voting convertible Preferred Stock (Series F), two series of non-voting convertible Preferred Stock (Series D and E), and one series of non-voting non-convertible Preferred Stock (Series B). The following table indicates the number of issued and outstanding shares of each class of the Company's capital stock and each class' voting power as of the record date, April 16, 2003:

	Issued and Outstanding Shares	As Converted Voting Power
Common Stock	52,171,168	52,171,168
Series B Preferred Stock	29,778	—
Series D Preferred Stock	134,210	—
Series E Preferred Stock	76,425	—
Series F Preferred Stock	46,750	65,125,270

Total Eligible Votes		117,296,438

        If a Quorum is established, or in other words, the holders of at least 58,648,220 "votes" are present at the annual meeting, the Board will transact the business set forth below. The Company's two largest stockholders own a sufficient number of shares of Common Stock and Series F Preferred Stock to constitute a Quorum and have informed the Company they intend to attend the annual meeting.

        Second, upon establishment of a Quorum, the stockholders will consider and vote upon a proposal to elect Dean Anderson, Stanton D. Anderson, Henry L. Druker, Peter D. Fitzsimmons, Patrick W. Gross, Frederic V. Malek, Kevin J. Prokop, Hugh E. Sawyer, Herman M. Schwarz, Christopher M. Temple, and Josh S. Weston as directors of the Board to hold office for a one-year term or until their successors are duly elected and qualified.

        Finally, the Company will discuss and take action on any other business that properly comes before the annual meeting, and report on the Company's 2002 financial results and operations.

        THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR EACH OF THE NOMINEES FOR DIRECTOR.

How many votes are necessary to elect the nominees for director?

        Each share of the Company's Common Stock is entitled to one vote and each share of the Company's Series F Preferred Stock is entitled to 1,393 votes (the number of shares of Common Stock each share of Series F Preferred Stock is convertible into as of April 16, 2003). The approval of the nominees for director requires a plurality of the votes cast at the annual meeting, with the Common Stock and the Series F Preferred Stock voting together as one class. For purpose of the election of directors, a failure to vote, a vote to abstain, or withholding your vote (or a direction to your broker to do so) are not counted as votes cast, and therefore, will have no effect on the outcome of the election of directors. The holders of the Company's Series B Preferred Stock, Series D Preferred Stock, and Series E Preferred Stock are not entitled to vote at the annual meeting.

        The Company's transfer agent, Computershare Investor Services, Inc., will count the votes and act as inspector of election at the annual meeting.

What if a nominee for director is unwilling or unable to stand for election?

        Each of the nominees for director has agreed to stand for election. However, if any of the nominees for director become unavailable for election, which is not anticipated, the proxies named on the attached proxy card will vote for the election of such other person as the Board may recommend, unless the Board reduces the number of directors to be elected at the annual meeting.

How do I vote if I'm not planning to attend the annual meeting?

        If you do not plan on attending the annual meeting and would like to vote, you may mark your selections on the enclosed proxy card, and date, sign, and return the proxy card in the enclosed envelope.

        Shares of the Company's Common Stock and Series F Preferred Stock represented by a properly executed proxy that is received on or before the time of the annual meeting, and not subsequently revoked, will be voted at the annual meeting, or any adjournment or postponement thereof, in the manner directed on the proxy. Patrick W. Gross, Chairman of the Board, and Michael J. Graham, Corporate Secretary, are named as proxies in the proxy card and have been designated by the Board to represent you and vote your shares at the annual meeting. All shares represented by a properly executed proxy on which no choice is specified will be voted, to the extent applicable, (1) for the election of the nominees for director named in this Proxy Statement, and (2) in accordance with the proxy holders' best judgment as to any other business that may properly come before the annual meeting.

        The Company encourages you to vote by mail even if you plan to attend the annual meeting in person. You may change your vote in writing or orally as provided below.

May I change my vote after I have submitted my proxy?

        Yes. To change your vote you can do any of the following:

  •
  Give notice of your changed vote to the Company in writing mailed to Michael J. Graham, Corporate Secretary, at 7880 Bent Branch Drive, Suite 150, Irving, Texas 75063; or

  •
  Attend the annual meeting and give oral notice of your intention to vote in person.

If my broker holds my shares of Common Stock or Series F Preferred Stock in "street name," will my broker vote my shares for me?

        Brokers who hold shares in "street name" for customers are precluded from exercising voting discretion with respect to the approval of non-routine matters. Accordingly, absent specific voting instructions from the beneficial owners of such shares, brokers are not empowered to vote the shares with respect to the approval of non-routine matters (so called "broker non-votes"). However, brokers who do not have instructions from their "street name" customers may use their discretion in voting their customers' shares on routine matters. With respect to the election of directors and other routine matters that may properly come before the annual meeting, brokers will have discretionary authority to vote the Company's shares of Common Stock and Series F Preferred Stock if beneficial owners fail to give voting instructions.

        You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

How is the Company soliciting proxies?

        Proxies will be solicited initially by mail. Further solicitation may be made in person, by telephone, or by fax. The Company will bear the expense of preparing, printing, and mailing this Proxy Statement and accompanying materials to the Company's stockholders. Upon request, the Company will reimburse brokers, dealers, banks, or similar entities acting as nominees for reasonable expenses incurred in forwarding copies of the proxy materials relating to the annual meeting to the beneficial owners of the Company's Common Stock and Series F Preferred Stock.

Where can I find the voting results of the annual meeting?

        The Company will announce preliminary voting results at the annual meeting. However, the Company will publish the final results in its quarterly report on Form 10-Q for the second quarter of 2003. The Company will file that report with the Securities and Exchange Commission (the "SEC"), and you can get a copy by contacting either the Company's Investor Relations office at (972) 830-1800 or via the Internet at www.aegiscomgroup.com, or the SEC at 800/SEC-0330 or www.sec.gov.

MORE ABOUT PROPOSAL 1

Proposal 1—Election of Board of Directors

        You will be given the opportunity to vote on the election of the Board at the annual meeting. Currently, each director serves until the next annual meeting of stockholders or the director's successor is duly elected and qualified.

        The nominees for re-election to the Board are Dean Anderson, Stanton D. Anderson, Henry L. Druker, Peter D. Fitzsimmons, Patrick W. Gross, Frederic V. Malek, Kevin J. Prokop, Hugh E. Sawyer, Herman M. Schwarz, Christopher M. Temple, and Josh S. Weston.

        For biographical and other information regarding the nominees for director, please see "Executive Officers and Directors of the Company."

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR EACH OF THE NOMINEES FOR DIRECTOR.

Other Information You Need to Make an Informed Decision

Executive Officers and Directors of the Company

        The names of the Company's executive officers and directors, as well as their respective ages, positions, and terms are as follows:

Name	Age	Position	Commencement of Term

Herman M. Schwarz	40	President, Chief Executive Officer, and Director	July 2001
Thomas P. Franklin	54	Executive Vice President — Administration	November 2000
Michael J. Graham	42	Executive Vice President — Corporate Development, Chief Financial Officer, and Corporate Secretary	May 2000
Angelo P. Macchia	62	Executive Vice President and Chief Information Officer	July 2001
Joseph V. Marinelli	46	Executive Vice President — Operations	July 2001
Lee O. Waters	44	Executive Vice President — Client and Market Development	December 2001
Dean Anderson	37	Director	December 1999
Stanton D. Anderson	62	Director	March 2001
Henry L. Druker	49	Director	December 1999
Peter D. Fitzsimmons	46	Director	December 1999
Patrick W. Gross	58	Chairman of the Board and Director	August 2002
Frederic V. Malek	66	Director	July 1998
Kevin J. Prokop	35	Director	December 1999
Hugh E. Sawyer	47	Director	May 2000
Christopher M. Temple	35	Director	August 2002
Josh S. Weston	74	Director	December 2000

        HERMAN M. SCHWARZ has served as President, Chief Executive Officer, and director of the Company since July 2001. From November 2000 to April 2002, Mr. Schwarz served as President of the Company's Elrick and Lavidge marketing research business. From 1992 to 2000, Mr. Schwarz held several senior management positions with National Service Industries, including: President of Selig Industries, Senior Vice President — Sales and Marketing of National Linen Service, Vice President — Healthcare of National Linen Service, and Vice President — Strategic Planning of National Linen Service.

        THOMAS P. FRANKLIN has served as Executive Vice President — Administration of the Company since November 2000. From 1996 to 2000, Mr. Franklin served as Vice President — Employee Relations/Labor & Employment Counsel of National Linen Service. From 1994 to 1996, Mr. Franklin was Associate General Counsel of Human Resources for Central Health Services, Inc. Prior to this role, Mr. Franklin held senior human resources and counsel positions with Wells Fargo Armored Service Corp., Russell Stover Candies, and Shughart, Thomson & Kilroy P.C.

        MICHAEL J. GRAHAM has served as Executive Vice President, Chief Financial Officer, and Corporate Secretary of the Company since May 2000. In July 2001, Mr. Graham's role was expanded to include responsibility for the Company's corporate development. From 1997 to 2000, Mr. Graham served as Vice President and Chief Financial Officer of The Wellbridge Company (formerly Club Sports International). From 1996 to 1997, Mr. Graham was Vice President and Chief Financial Officer of Sunbeam Outdoor Products, a division of Sunbeam Corporation. From 1989 to 1996, Mr. Graham served in several senior finance positions with Quaker Oats Company.

        ANGELO P. MACCHIA has served as Executive Vice President and Chief Information Officer of the Company since July 2001. From February 2000 to July 2001, Mr. Macchia served as Senior Vice President and Chief Technology Officer of the Company. From 1997 to 2000, Mr. Macchia served as a Managing Partner of Guardian Technology and Consulting. From 1994 to 1997, Mr. Macchia served as a Managing Director of MCI Systemhouse. Prior to joining MCI Systemhouse, Mr. Macchia was Chief Information Officer of FMC Corporation's Defense Division and FMC Europe, and held management positions with General Electric Corporation.

        JOSEPH V. MARINELLI has served as Executive Vice President—Operations of the Company since July 2001. From August 2000 to July 2001, Mr. Marinelli served as Senior Vice President — Operations of the Company. From 1998 to 2000, Mr. Marinelli served as Senior Vice President — Field Operations of National Linen Service. From 1987 to 1998, Mr. Marinelli held several senior management level positions with Loomis, Fargo & Company/Wells Fargo Armored Service Corporation, including: Senior Vice President/Business Unit Manager, Vice President/General Manager, and Assistant Vice President — Operations.

        LEE O. WATERS has served as Executive Vice President — Client and Market Development of the Company since December 2001. From September 2000 to December 2001, Mr. Waters served as Chief Executive Officer of Return.com Online, LLC. From 1997 to 2000, Mr. Waters served as Chief Solution Delivery Officer of ClientLogic and from 1994 to 1997, as Executive Vice President of Inbound Services of West Corporation.

        DEAN ANDERSON has been a director of the Company since December 1999. Mr. Anderson has been a Managing Director of Questor Management Company, LLC ("Questor Management") since January 2001. Questor Management manages Questor Partners Fund II, L.P. ("Questor Fund II"), Questor Side-by-Side Partners II, L.P. ("Questor SBS"), and Questor Side-by-Side Partners II 3(c)(1), L.P. ("Questor (3)(c)(1)," and together with Questor Fund II and Questor SBS, "Questor"), which hold all of the Company's Series F Preferred Stock. From January 1998 to December 2000, Mr. Anderson served as Vice President of Questor Management and from December 1995 to December 1997, as an Associate of Questor Management.

        STANTON D. ANDERSON has been a director of the Company since March 2001. Mr. Anderson is a Partner in the Federal Regulatory Group of McDermott, Will, & Emery's Washington D.C. office, and has been with the law firm since February 1995. Mr. Anderson represents a number of international clients as well as a number of start-up technology companies. Mr. Anderson has also been Chairman of the Board of Directors of Global USA, Inc. since 1982.

        HENRY L. DRUKER has been a director of the Company since December 1999. Since January 1999, Mr. Druker has been a Principal of Questor Management and from 1995 to 1999, Mr. Druker was a Managing Director of Questor Management. From 1992 to 1995, Mr. Druker was a Principal of Jay Alix & Associates. Prior to 1992, Mr. Druker held positions as an Associate in corporate finance of Goldman, Sachs & Co., a Managing Director and head of the leveraged buyout group of L.F. Rothschild, Inc., and a Partner in the New York office of Gordon Capital.

        PETER D. FITZSIMMONS has been a director of the Company since December 1999. Since January 1998, Mr. Fitzsimmons has been a Principal of Alix Partners (formerly Jay Alix & Associates) and from November 1995 to December 1997, was a Senior Associate of Alix Partners (an affiliate of Questor Management). From 1990 to 1995, Mr. Fitzsimmons was a Senior Manager with Ernst & Young, LLP's Restructuring Consulting Group. Mr. Fitzsimmons also served as Chief Executive Officer of Quality Stores, Inc. during 2001 and 2002. Quality Stores, Inc. filed for Chapter 11 reorganization on November 1, 2001.

        PATRICK W. GROSS was named Chairman of the Board and director in August 2002. Mr. Gross is Chairman of The Lovell Group, a private business and technology advisory and investment firm. Mr. Gross is a founder of American Management Systems, Inc., Fairfax, Virginia ("AMS"), an information technology consulting, software development, and systems integration firm. Mr. Gross served as Principal Executive Officer and Managing Director of AMS from its incorporation in 1970 until 2002 and was elected AMS's Executive Committee Chairman in 1982, and remains a Senior Advisor to the firm. Mr. Gross is also Chairman of the Board of Directors of Baker and Taylor, Inc., Charlotte, North Carolina, a private company, and a director of Capital One Financial Corporation, Falls Church, Virginia, Computer Network Technology Corporation, Minneapolis, Minnesota, and Mobius Management Systems, Inc., Rye, New York, all of which are public companies.

        FREDERIC V. MALEK has been a director of the Company since July 1998. Mr. Malek founded Thayer Capital Partners in 1991 and co-founded Thayer Equity Investors III, L.P. ("Thayer Equity") in 1995. Mr. Malek has served as Chairman of Thayer Capital Partners since 1993. Mr. Malek also serves as a director of AMS, Automatic Data Processing Corp., CB Richard Ellis Services, Inc., FPL Group, Inc., HCR Manor Care, Inc., Northwest Airlines Corp., the Federal National Mortgage Association, and various UBS/Brinson mutual funds.

        KEVIN J. PROKOP has been a director of the Company since December 1999. Mr. Prokop has served as Vice President of Questor Management since January 2001. From January 1998 to December 2001, Mr. Prokop was as an Associate of Questor Management. From December 1996 to December 1998, Mr. Prokop was an Associate of Jay Alix & Associates and from August 1995 to December 1996, Mr. Prokop was an Associate and Engagement Manager at McKinsey & Company.

        HUGH E. SAWYER has been a director of the Company since May 2000. Mr. Sawyer served as President and Chief Executive Officer of the Company from April 2000 to June 2001. Mr. Sawyer was named President and Chief Executive Officer of Allied Holdings, Inc. in June 2001, having previously served as President of Allied Automotive Group, Inc., a subsidiary of Allied Holdings, Inc., from 1999 to 2000. From 1996 to 1999, Mr. Sawyer served as President and Chief Executive Officer of National Linen Service. From 1995 to 1996, Mr. Sawyer served as President of Cunningham Group. Mr. Sawyer also serves on the Board of Directors of Allied Holdings, Inc.

        CHRISTOPHER M. TEMPLE has been a director of the Company since August 2002. Mr. Temple joined Thayer Capital Partners in 1996 and has served as a Managing Director since 2000. In 1995 and 1996, Mr. Temple was employed by CCA Industries, the majority owner of AMF Bowling, Inc., evaluating public and private equity investments. From 1989 to 1993, Mr. Temple was employed with the accounting firm of KPMG in their audit and tax practices. Mr. Temple currently serves on the Board of Directors of Cape Success, LLC, Educational Technologies, LLC, and Pryor Resources, Inc, portfolio investments of Thayer Equity Investors IV, L.P. Mr. Temple received his Master of Business Administration from Harvard Business School in 1995, and a Bachelor of Business Administration, magna cum laude, in Accounting from the Honors Business Program at the University of Texas at Austin in 1989.

        JOSH S. WESTON has been a director of the Company since December 2000. From April 1986 to April 1998, Mr. Weston served as Chairman of the Board of Automatic Data Processing, Inc. Additionally, Mr. Weston has held various positions with Automatic Data Processing, Inc., including: Chief Operating Officer from 1977 to 1982 and Chief Executive Officer from 1982 to 1996. Mr. Weston serves on the Board of Directors of Automatic Data Processing, Inc., Russ Berrie & Co., Inc., Gentiva Health Services, and J. Crew.

        Each director serves until the next annual meeting of stockholders or until his successor is qualified and elected. Officers serve at the discretion of the Board. There are no family relationships among any of the Company's officers and directors. Pursuant to a stockholders agreement, Messrs. Dean Anderson, Stanton Anderson, Druker, Fitzsimmons, and Prokop are being nominated as directors by Questor and Messrs. Gross, Malek, Sawyer, Schwarz, Weston, and Temple are being nominated as directors by Thayer Equity and TC Co-Investors, LLC ("TC Co-Investors" and, together with Thayer Equity, "Thayer"). Questor and Thayer collectively own approximately 74% of the voting power of the Company. Please see "Certain Relationships and Related Transactions" for a more detailed discussion of the stockholders agreement.

Security Ownership of Certain Beneficial Owners and Management

        Set forth in the table below is information as of April 16, 2003, the record date of the annual meeting, concerning each stockholder known by the Company to beneficially own more than 5% of any class of the Company's voting securities, each director and named executive officer of the Company, and all directors and executive officers as a group.

        The Company based the percentage of ownership in the table on the following number of shares of capital stock:

  •
  52,171,168 shares of Common Stock (this number excludes 475,600 shares of unretired treasury stock held by the Company);

  •
  134,210 shares of Series D Preferred Stock, convertible into 6,710,514 shares of Common Stock;

  •
  76,425 shares of Series E Preferred Stock, convertible into 3,217,903 shares of Common Stock; and

  •
  46,750 shares of Series F Preferred Stock, convertible into 65,125,270 shares of Common Stock.

        The holders of the shares of Series D and Series E Preferred Stock identified above are not entitled to vote such preferred shares at the annual meeting, because such preferred shares (1) have not been converted into the Company's Common Stock as of April 16, 2003, and (2) do not have voting rights with respect to the election of directors until such time, if any, as such preferred shares are converted into the Company's Common Stock. The holders of the shares of Series F Preferred Stock identified above are entitled to vote such shares at the annul meeting on an as-converted-basis, as if such shares had been converted into the Company's Common Stock on April 16, 2003.

        The Company determines beneficial ownership based on the rules and regulations of the SEC. All shares of Common Stock that can be issued under convertible securities, warrants, or options within sixty days of April 16, 2003 are considered to be outstanding for the purpose of computing the percentage ownership of the person holding those securities, but are not considered to be outstanding for computing the percentage ownership of any other person. Each owner's percentage is calculated by dividing the number of shares beneficially held by that owner by the sum of (1) 52,171,168 and (2) the number of shares of Common Stock that the owner has the right to acquire within sixty days of April 16, 2003.

Beneficial Owner	Number of Common Shares Beneficially Owned	Percent of Class(1)	Number of Series D Preferred Shares Beneficially Owned	Percent of Class(1)	Number of Seried E Preferred Shares Beneficially Owned	Percent of Class(1)	Number of Series F Preferred Shares Beneficially Owned	Percent of Class(1)

Questor Partners Fund II, L.P. and its affiliates (2)(3)(17)	68,268,036	58.0%	—	0.0%	8,414	11.0%	46,750	100.0%
Dean Anderson (3)(4)	68,268,036	58.0%	—	0.0%	8,414	11.0%	46,750	100.0%
Henry L. Druker (3)(4)	68,268,036	58.0%	—	0.0%	8,414	11.0%	46,750	100.0%
Peter D. Fitzsimmons (3)(4)	68,268,036	58.0%	—	0.0%	8,414	11.0%	46,750	100.0%
Kevin J. Prokop (3)(4)	68,268,036	58.0%	—	0.0%	8,414	11.0%	46,750	100.0%
Thayer Equity Investors III, L.P. and its affiliates (5)(6)(17)	38,407,090	53.7%	134,210	100.0%	57,044	74.6%	—	0.0%
Frederic V. Malek (4)(6)	38,407,090	53.7%	134,210	100.0%	57,044	74.6%	—	0.0%
Christopher M. Temple (4)(6)	38,407,090	53.7%	134,210	100.0%	57,044	74.6%	—	0.0%
Edward Blank (4)(7)	4,505,929	8.5%	—	0.0%	10,968	14.4%	—	0.0%
Stanton D. Anderson (4)(8)	33,333	*	—	0.0%	—	0.0%	—	0.0%
Josh S. Weston (4)(9)	33,333	*	—	0.0%	—	0.0%	—	0.0%
Hugh E. Sawyer (4)	195,400	*	—	0.0%	—	0.0%	—	0.0%
Patrick W. Gross (4)	—	0.0%	—	0.0%	—	0.0%	—	0.0%
Lord, Abbett & Co. (10)	3,014,900	5.8%	—	0.0%	—	0.0%	—	0.0%
Thomas P. Franklin (11)	291,667	*	—	0.0%	—	0.0%	—	0.0%
Michael J. Graham (12)	658,333	1.3%	—	0.0%	—	0.0%	—	0.0%
Richard M. Interdonato (13)	560,000	1.1%	—	0.0%	—	0.0%	—	0.0%
Angelo P. Macchia (14)	158,333	*	—	0.0%	—	0.0%	—	0.0%
Joseph V. Marinelli (15)	201,667	*	—	0.0%	—	0.0%	—	0.0%
Herman M. Schwarz (16)	483,333	*	—	0.0%	—	0.0%	—	100.0%
Lee O. Waters (18)	100,000	*	—	0.0%	—	0.0%	—	0.0%
All executive officers and directors as a group (17 persons) (19)	109,390,525	78.6%	134,210	100.0%	76,425	100.0%	46,750	100.0%

*Denotes less than 1%.

(1)
Reported in accordance with the beneficial ownership rules of the SEC. Unless otherwise noted, the stockholders listed in the table have both sole voting power and sole dispositive power with respect to such shares, subject to community property laws where applicable and the information contained in the other footnotes to the table.

(2)
The address for Questor Fund II and its affiliates is 3411 Silverside Rd., Wilmington, Delaware 19810.

(3)
The number of common shares beneficially owned includes 2,788,502 shares of Common Stock, 354,264 shares of Common Stock issuable upon conversion of redeemable convertible Series E Preferred Stock, and 65,125,270 shares of Common Stock issuable upon conversion of redeemable convertible Series F Preferred Stock, broken down as follows: (1) 2,615,802 shares of Common Stock, 332,323 shares of Common Stock issuable upon conversion of 7,893 shares of redeemable convertible Series E Preferred Stock, and 61,794,424 shares of Common Stock issuable upon conversion of 44,369 shares of redeemable convertible Series F Preferred Stock, all held directly by Questor Fund II with sole voting power and sole dispositive power; (2) 125,363 shares of Common Stock, 15,927 shares of Common Stock issuable upon conversion of 378 shares of redeemable convertible Series E Preferred Stock, and 2,361,834 shares of Common Stock issuable upon conversion of 1,696 shares of redeemable convertible Series F Preferred Stock, all held directly by Questor SBS with sole voting power and sole dispositive power; and (3) 47,337 shares of Common Stock, 6,014 shares of Common Stock issuable upon conversion of 143 shares of redeemable convertible Series E Preferred Stock, and 954,499 shares of Common Stock issuable upon conversion of 685 shares of redeemable convertible Series F Preferred Stock, all held directly by Questor 3(c)(1) with sole voting power and sole dispositive power. Questor Fund II has shared voting power and shared dispositive power with respect to all shares held directly by Questor SBS and Questor 3(c)(1). Questor SBS has shared voting power and shared dispositive power with respect to all shares held directly by Questor Fund II and Questor 3(c)(1). Questor 3(c)(1) has shared voting power and shared dispositive power with respect to all shares held directly by Questor Fund II and Questor SBS. Additionally, in a Schedule 13D/A6 filed jointly by Questor with the SEC on September 30, 2002 (the "Questor Schedule 13D"), Questor has identified Questor General Partner II, L.P., Questor Principals II, Inc., and Questor Management (collectively, the "Questor Related Entities") as related entities that may be deemed to be the beneficial owner with respect to all shares held by Questor. Each of Messrs. Dean Anderson, Druker, Fitzsimmons, and Prokop are affiliates of Questor or its affiliates and may be deemed to be the beneficial owner with respect to all shares held by Questor. Additionally, in the Questor Schedule 13D, Questor has identified Jay Alix, Albert A. Koch, Michael D. Madden, Wallace L. Rueckel, and Robert E. Shields (collectively, the "Questor Parties") as affiliates of one or more of the Questor Related Entities. According to the Questor Schedule 13D, each of the Questor Parties may be deemed to be the beneficial owner with respect to all shares held by Questor. Messrs. Dean Anderson, Druker, Fitzsimmons, and Prokop, the Questor Related Entities, and the Questor Parties, each disclaim such beneficial ownership.

(4)
Director. Effective July 16, 2001, Edward Blank was named a non-voting advisory director of the Company.

(5)
The address for Thayer Equity and its affiliates is 1455 Pennsylvania Ave., NW, Suite 350, Washington, DC 20004.

(6)
The number of common shares beneficially owned includes 18,908,368 shares of Common Stock, 2,269,224 shares of Common Stock subject to warrants exercisable for Common Stock within sixty days of April 16, 2003, 7,966,307 shares of Common Stock issuable upon conversion of convertible subordinated debt, 6,710,514 shares of Common Stock issuable upon conversion of 134,210 shares of redeemable convertible Series D Preferred Stock, and 2,401,840 shares of Common Stock issuable upon conversion of 57,044 shares of redeemable convertible Series E Preferred Stock, all held directly by Thayer Equity with sole voting power and sole dispositive power. The number of common shares beneficially owned also includes 150,838 shares of Common Stock held directly by TC Co-Investors with sole voting power and sole dispositive power. Thayer Equity has shared voting power and shared dispositive power with respect to all shares held directly by TC Co-Investors. TC Co-Investors has shared voting power and shared dispositive power with respect to all shares held directly by Thayer Equity. Additionally, in a Schedule 13D/A4 filed jointly by Thayer Equity, TC Equity Partners, L.L.C. ("TC Equity"), TC Co-Investors, TC Management Partners, L.L.C. ("TC Management"), Frederick V. Malek, Carl J. Rickertsen, and Paul G. Stern (collectively, the "Thayer Parties") with the SEC on October 1, 2002 (the "Thayer Schedule 13D"), the Thayer Parties have identified TC Equity as the sole general partner of Thayer Equity and TC Management as the sole managing member of TC Co-Investors. According to the Thayer Schedule 13D, TC Equity indirectly holds, and has sole voting power and sole dispositive power with respect to, all shares held directly by Thayer Equity, and has shared voting power and shared dispositive power with respect to all shares held directly by TC Co-Investors. According to the Thayer Schedule 13D, TC Management indirectly holds, and has sole voting power and sole dispositive power with respect to, all shares held directly by TC Co-Investors, and has shared voting power and shared dispositive power with respect to all shares held directly by Thayer Equity. Each of Messrs. Malek and Temple are affiliates of TC Equity, and may be deemed to be the beneficial owner with respect to all shares held by Thayer Equity and TC Co-Investors. Additionally, in the Thayer Schedule 13D, the Thayer Entities have identified Messrs. Malek, Rickertsen, and Stern as managing members of both TC Equity and TC Management. According to the Thayer Schedule 13D, Messrs. Malek, Rickertsen, and Stern may be deemed to be the beneficial owner with respect to all shares held by Thayer Equity and TC Co-Investors. Messrs. Malek, Temple, Rickertsen, and Stern each disclaim such beneficial ownership.

(7)
The number of common shares beneficially owned includes 2,939,671 shares of Common Stock, 330,403 shares of Common Stock subject to warrants exercisable for Common Stock within sixty days of April 16, 2003, and 373,272 shares of Common Stock issuable upon conversion of 8,866 shares of redeemable convertible Series E Preferred Stock, all held directly by Mr. Blank with sole voting power and sole dispositive power. The number of common shares beneficially owned also includes 695,818 shares of Common Stock, 78,238 shares of Common Stock subject to warrants exercisable for common stock within sixty days of April 16, 2003, and 88,527 shares of Common Stock issuable upon conversion of 2,101 shares of redeemable convertible Series E Preferred Stock, all held directly by The Blanks Children Trust (the "Blank Trust") with sole voting power and sole dispositive power. According to a Schedule 13D filed by Mr. Blank with the SEC on February 14, 2001, Mr. Blank is not the trustee of the Blank Trust and does not have shared voting power or shared dispositive power with respect to the shares held directly by the Blank Trust, but may be deemed to be the beneficial owner with respect to such shares. Mr. Blank disclaims such beneficial ownership.

(8)
Includes 33,333 shares of Common Stock issuable upon exercise of stock options granted to Mr. Stanton D. Anderson pursuant to the Company's 1998 Stock Option Plan and exercisable within sixty days of April 16, 2003.

(9)
Includes 33,333 shares of Common Stock issuable upon exercise of stock options granted to Mr. Weston pursuant to the Company's 1998 Stock Option Plan and exercisable within sixty days of April 16, 2003.

(10)
Includes 3,014,900 shares of Common Stock held by Lord, Abbett & Co. with sole voting power and sole dispositive power, as reported on a Schedule 13G filed by Lord, Abbett & Co. with the SEC on January 30, 2003. The address for Lord, Abbett & Co. is 90 Hudson Street, Jersey City, New Jersey 07302.

(11)
Includes 291,667 shares of Common Stock issuable upon exercise of stock options granted to Mr. Franklin pursuant to the Company's 1998 Stock Option Plan and exercisable within sixty days of April 16, 2003.

(12)
Includes 125,000 shares of Common Stock owned by Mr. Graham and 533,333 shares of Common Stock issuable upon exercise of stock options granted to Mr. Graham pursuant to the Company's 1998 Stock Option Plan and exercisable within sixty days of April 16, 2003.

(13)
Includes 10,000 shares of Common Stock owned by Mr. Interdonato and 550,000 shares of Common Stock issuable upon exercise of stock options granted to Mr. Interdonato pursuant to the Company's 1998 Stock Option Plan and exercisable within sixty days of April 16, 2003. Mr. Interdonato entered into a separation agreement effected July 31, 2002, pursuant to which he was allowed to keep his vested stock options for a period of eighteen months commencing July 31, 2002.

(14)
Includes 158,333 shares of Common Stock issuable upon exercise of stock options granted to Mr. Macchia pursuant to the Company's 1998 Stock Option Plan and exercisable within sixty days of April 16, 2003.

(15)
Includes 10,000 shares of Common Stock owned by Mr. Marinelli and 191,667 shares of Common Stock issuable upon exercise of stock options granted to Mr. Marinelli pursuant to the Company's 1998 Stock Option Plan and exercisable within sixty days of April 16, 2003.

(16)
Includes 25,000 shares of Common Stock owned by Mr. Schwarz and 458,333 shares of Common Stock issuable upon exercise of stock options granted to Mr. Schwarz pursuant to the Company's 1998 Stock Option Plan and exercisable within sixty days of April 16, 2003.

(17)
As a result of the stockholders agreement, dated December 10, 1999, by and among Questor and Thayer (the "Stockholders Agreement") Questor and Thayer may be deemed to be acting as a group with regard to the Company's Common Stock that is beneficially owned by each of them. The aggregate amount beneficially owned by each of Questor and Thayer is 106,675,126, representing 77.9% of the class. Questor holds sole voting power and sole dispositive power with respect to 68,268,036 shares, and shared voting power and shared dispositive power with respect to 38,407,090 shares. Thayer holds sole voting power and sole dispositive power with respect to 38,407,090 shares, and shared voting power and shared dispositive power with respect to 68,268,036 shares.

(18)
Includes 100,000 shares of Common Stock issuable upon exercise of stock options granted to Mr. Waters pursuant to the Company's 1998 Stock Option Plan and exercisable within sixty days of April 16, 2003.

(19)
The number of common shares beneficially owned includes 22,213,108 shares of Common Stock and 87,177,417 shares of Common Stock subject to warrants or options exercisable for Common Stock within sixty days of April 16, 2003 or issuable upon conversion of convertible subordinated debt or convertible preferred stock.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act of 1934, as amended (the "Exchange Act"), requires each director, officer, and individual beneficially owning more than 10% of a registered security of the Company to file with the SEC reports of security ownership and reports on subsequent changes in its ownership of the Company's securities. Reporting persons are required to furnish the Company with copies of all Section 16(a) forms filed with the SEC.

        Based upon the Company's review of the reports furnished to the Company pursuant to Section 16(a) of the Exchange Act, to the best of the Company's knowledge, all required Section 16(a) filings were timely and correctly made by reporting persons during 2002.

Corporate Governance

        The Board held five meetings during 2002, one of which was telephonic. All directors attended at least 75% of the Board meetings held during 2002.

        Standing committees of the Board include the Audit Committee and the Compensation Committee. The Board has not appointed a standing Nominating Committee or any other committee performing a similar function. The Board performs the functions customarily attributable to a Nominating Committee.

  Audit Committee

        The Audit Committee is comprised of three directors, Stanton D. Anderson, Peter D. Fitzsimmons, and Josh S. Weston, none of whom serve as an executive officer of the Company. A majority of the Audit Committee members are independent as defined in Rule 4200(a)(14) of the Nasdaq National Market. The Audit Committee is empowered to (1) recommend the appointment of the Company's independent auditors, (2) evaluate the independence of the Company's independent auditors, (3) review all external and internal audit reports and management's responses thereto, (4) oversee the integrity of the financial reporting process, system of internal accounting controls, and financial statements of the Company, and (5) make such reports and recommendations to the Board as it deems appropriate. The Audit Committee met in person or telephonically eight times during 2002, with all members attending at least 75% of the Audit Committee meetings.

        Because of events and developments in early 2002 relating to the Company's previous independent auditors, Arthur Andersen LLP ("Arthur Andersen"), the Audit Committee engaged in significant due diligence and discussion to determine who should be appointed the Company's independent auditors for the 2002 fiscal year. Based on due diligence and interviews with several independent accounting firms, the Audit Committee recommended, and the Board approved, the appointment of BDO Seidman, LLP as the Company's independent auditors for the 2002 fiscal year. The Board, on the recommendation of the Audit Committee, has also retained BDO Seidman, LLP to serve as the Company's independent auditors for the 2003 fiscal year.

        Arthur Andersen's report on the Company's consolidated financial statements for the fiscal year ended December 31, 2001 did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles. During the fiscal year ended December 31, 2001 and through June 28, 2002, the date Arthur Andersen was dismissed, there were no disagreements between the Company and Arthur Andersen on any matters of accounting principle or practice, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Arthur Andersen, would have caused it to make reference to the subject matter of the disagreements in connection with its report on the Company's consolidated financial statements for the fiscal year ended December 31, 2001. During the fiscal year ended December 31, 2001, and through June 28, 2002, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

        The Company provided Arthur Andersen with a copy of the foregoing disclosures. A copy of Arthur Andersen's letter dated July 2, 2002, stating its agreement with these statements was filed as an exhibit to the Company's current report on Form 8-K filed with the SEC on July 2, 2002.

        During the fiscal years ended December 31, 2000 and 2001 and through the date the Company engaged BDO Seidman, LLP as its independent auditors, the Company did not consult BDO Seidman, LLP regarding (1) the application of accounting principles to a specified transaction, either completed or proposed, (2) the type of audit opinion that might be rendered on the Company's financial statements, or (3) any matter that was either the subject of a disagreement or a reportable event as set forth in Item 304(a)(1)(iv) and (a)(1)(v) of Regulation S-K.

        BDO Seidman, LLP has advised the Company that its representatives will be present at the annual meeting to discuss the Company's 2002 financial results and to make a statement if they desire to do so and to respond to appropriate questions.

        The following is a summary of BDO Seidman, LLP's fees for the 2002 fiscal year:

  •
  Audit Fees. BDO Seidman, LLP's aggregate audit fees billed or expected to be billed for 2002 are $211,000, including fees pertaining to quarterly reviews of the Company's financial statements included in its quarterly reports on Form 10-Q, re-audits of the Company's 2001 and 2000 financial statements, and two pension plan audits.

  •
  Financial Information Systems Design and Implementation Fees. BDO Seidman, LLP did not render any professional services in 2002 with respect to the Company's financial information systems design and implementation.

  •
  All Other Fees. BDO Seidman, LLP's fees for all other services billed or expected to be billed for 2002 are $89,000, including fees pertaining to 2001 and 2002 federal and state tax compliance services, and tax planning fees.

        The Audit Committee believes that the foregoing expenditures are compatible with maintaining the independence of BDO Seidman, LLP.

  Compensation Committee

        The Compensation Committee is comprised of Dean Anderson, Henry L. Druker, Frederic V. Malek and Christopher M. Temple. The Compensation Committee is empowered to (1) establish and revise the compensation paid to the Company's executive officers, and (2) administer the Company's stock option plans, including but not limited to, designating to whom stock options are granted and establishing the number, exercise price, and vesting period of each stock option granted.

        The Compensation Committee met formally in person or telephonically three times during 2002, with all members in attendance.

The Audit Committee Report

        On May 4, 2000, the Board initially adopted an Audit Committee Charter setting out the audit related functions the Audit Committee is to perform. The Audit Committee Charter was attached as Appendix A to the Company's 2000 Proxy Statement, filed with the Securities and Exchange Commission (the "SEC") on July 19, 2001. The Audit Committee is to assist the Board in monitoring (1) the integrity of the financial statements and financial reporting practices of the Company, (2) the independence and performance of the Company's independent auditors, (3) the establishment and maintenance of the Company's financial and accounting internal controls, and (4) the Company's compliance with legal and regulatory requirements.

        Management is responsible for the adequacy of the Company's financial statements, internal controls, and financial reporting processes. The independent auditors perform an independent audit of the Company's consolidated financial statements, express an opinion as to whether those financial statements fairly present the financial position, results of operations, and cash flows of the Company in accordance with generally accepted accounting principles and issue a report thereon.

        The Audit Committee is responsible for monitoring and overseeing these processes. The Audit Committee functions are not intended to duplicate or certify the activities of management or the Company's independent auditors, nor can the Audit Committee guarantee that the Company's independent auditors are "independent" under applicable rules and regulations of the SEC, the Nasdaq National Market rules or the rules of any other exchange or bulletin board the Company's securities are traded on. The Audit Committee meets with management periodically to consider the scope and adequacy of the Company's internal controls and the objectivity of its financial reporting, and discusses these matters with the Company's independent auditors and appropriate financial personnel of the Company.

        In addition, the Audit Committee reviews the Company's financial statements and reports recommendations to the full Board, as it deems appropriate. It is not the Audit Committee's duty or responsibility to conduct auditing or accounting reviews or procedures. In rendering this report, the Audit Committee has relied, without independent verification, on management's representations that the financial statements have been prepared in conformity with generally accepted accounting principles and on the representations of the Company's independent auditors included in their report on the Company's financial statements. However, the Audit Committee's considerations and discussions with management and the independent auditors do not assure that the Company's financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company's financial statements has been performed in accordance with generally accepted auditing standards, or that the Company's independent auditors are in fact independent.

        In performing its oversight role, the Audit Committee reviewed the audited consolidated financial statements for the 2000, 2001, and 2002 fiscal years and met and held discussions with management and BDO Seidman, LLP, the Company's independent auditors, to discuss those financial statements and the audit related thereto. Management has represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles.

        The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61, as may be modified, supplemented, or amended, which includes among other items, matters related to the conduct of the audit of the Company's financial statements. The independent auditors also provided the Audit Committee with written disclosures and the letter required by Independence Standards Board Standard No. 1, as may be modified, supplemented, or amended, which relates to the auditors' independence from the Company and its related entities, and the Audit Committee discussed with the independent auditors their independence.

        Based on the Audit Committee's discussions with management and the independent auditors, as described above, and upon its review of the representations of management and the report of the independent auditors, the Audit Committee recommended to the Board that the Company's audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as filed with the SEC.

        Submitted by the Audit Committee of the Board:

    Peter D. Fitzsimmons, Chairman
    Stanton D. Anderson
    Josh S. Weston

Compensation of Directors

        Each non-executive director of the Company receives non-qualified stock options to purchase 50,000 shares of the Company's Common Stock upon his or her initial election to the Board as compensation for services as a director or a committee member of the Company. Stock options granted to the non-executive directors are priced at 100% of the fair market value of the Company's Common Stock on the grant date and typically vest in three equal annual increments, beginning one year from the grant date. Directors who are employees or are otherwise affiliates of the Company are not compensated for their services as directors or committee members. Additionally, all directors are reimbursed for expenses incurred in attending Board and committee meetings.

        In addition to the stock options, in 2002 Mr. Patrick Gross, Chairman of the Board, received a monthly director fee of $12,500 and the Company made a $25,000 donation to the charity of Mr. Josh Weston's choice. Beginning April 1, 2003, Mr. Gross will receive a quarterly director fee of $12,500, while Mr. Weston and Mr. Stanton Anderson will each receive annual director fees of $25,000 in 2003.

The Compensation Committee Report on Executive Compensation

        The Compensation Committee oversees the Company's executive compensation policies and practices, including approving base salaries and annual bonuses for executive officers and administering the Company's stock option plans. The Compensation Committee is currently comprised of four non-employee directors.

  Executive Compensation Program

        The Company's executive compensation program is designed to:

  •
  recruit, motivate, and retain qualified individuals who will enhance stockholders' value in the Company; and

  •
  recognize individual contributions and achievements while enabling individuals to share the risks and rewards of the Company's overall performance.

        At least annually, the Compensation Committee evaluates the executive compensation program as compared to companies in the same or related industries as the Company. The key components of the Company's executive compensation program are base salaries, annual cash performance bonuses, and long-term equity incentives.

  Base Salaries

        The Compensation Committee sets executive base salaries at a level it believes is competitive with the amounts paid by companies in the customer relationship management services industry. In setting base salaries, the Compensation Committee also considers the executive's contribution to the Company's operating performance and profitability, the executive's role in developing and maintaining client relationships, and the executive's level and responsibility within the Company.

  Performance Bonuses

        The Compensation Committee determines cash performance bonuses annually based on (1) the Company's overall financial performance, including whether the Company achieved pre-determined targets for revenue and earnings before interest, taxes, depreciation, and amortization, and (2) the experience and contribution levels of the individual executive officer.

  Long-Term Equity Incentives

        The Compensation Committee believes that equity-based compensation directly aligns an executive's interests with those of the Company's stockholders, by encouraging the long-term success of the Company. The Company generally offers stock options to induce executives to accept employment. The Compensation Committee establishes the number, exercise price, and vesting period of each stock option granted. Generally, stock options are granted with an exercise price equal to the fair market value of the Company's Common Stock on the grant date and vest over a three year period.

  Chief Executive Officer Compensation

        On July 16, 2001, Herman M. Schwarz was appointed President and Chief Executive Officer of the Company. For 2002, the Compensation Committee set Mr. Schwarz's annual base salary at $300,000. Mr. Schwarz's employment agreement also entitles him to receive an annual incentive bonus up to 100% of his then current base salary upon the Company achieving certain pre-determined performance goals. Mr. Schwarz did not receive an incentive bonus in 2002 under the Company's bonus plan, however, he did receive a $22,000 discretionary bonus in February 2003 in recognition of his contributions in 2002. The Compensation Committee believes Mr. Schwarz's compensation is comparable to that paid to other Chief Executive Officers in the customer relationship management services industry.

  Deductibility of Compensation

        Section 162(m) of the Internal Revenue Code (the "Code") provides that compensation for certain senior executive officers in excess of $1 million during a single tax year is not deductible unless it is performance based and meets other conditions. Base salary does not qualify as performance-based compensation under Section 162(m). As one of the factors in its consideration of compensation matters, the Compensation Committee considers the anticipated tax treatment to the Company and to the executives of various payments and benefits. The deductibility of certain compensation payments depends upon the timing of an executive's vesting or exercise of previously granted options. Interpretations and changes in the tax laws and other factors beyond the Compensation Committee's control also affect the deductibility of compensation. For these and other reasons, the Compensation Committee may not necessarily, or in all circumstances, limit executive compensation to that which is deductible under Section 162(m). As applicable, the Compensation Committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives.

        Submitted by the Compensation Committee of the Board:

    Henry L. Druker, Chairman
    Dean Anderson
    Frederic V. Malek
    Christopher M. Temple

Compensation Committee Interlocks and Insider Participation

        During 2002, none of the Company's executive officers served on the Board of Directors of any entities whose directors or officers serve on the Company's Compensation Committee. No current or past executive officers of the Company serve on the Compensation Committee. However, Messrs. Dean Anderson and Druker are affiliates of Questor and Messrs. Malek and Temple are affiliates of Thayer, and have each been appointed to the Compensation Committee pursuant to the Stockholders Agreement. Please see "Certain Relationships and Related Transactions" below.

Stock Option Plans

        Currently, the Company grants stock options to officers, directors, and other key employees of the Company under the Company's 1998 Stock Option Plan (the "Stock Option Plan"). The Stock Option Plan has 12,000,000 shares of Common Stock reserved for issuance. Generally, stock options are granted under the Stock Option Plan with an exercise price equal to the Company's Common Stock on the grant date and vest over a three year period, in one-third increments beginning one year after the grant date. Stock Options are generally exercisable ten years from the grant date.

        In connection with the Company's acquisition of IQI, Inc. in 1998, the Company retained the IQI, Inc. 1996 Incentive Stock Option Plan (the "IQI Incentive Plan"), whereby IQI, Inc. awarded incentive stock options to its officers, directors, and key employees. While the IQI Incentive Plan remains in place, shares of the Company's Common Stock are substituted for shares of IQI Common Stock upon the exercise of stock options previously granted under the IQI Incentive Plan.

        Additionally, the Company's stockholders previously approved the 1992 Stock Option Plan and the 1996 Stock Option Plan, with an aggregate of 5,000,000 shares of the Company's common stock reserved for issuance to officers, directors, and key employees of the Company. Following the acquisition of IQI, Inc., there were outstanding stock options for an aggregate of 4,447,000 shares of the Company's Common Stock under these plans. The Company does not intend to grant stock options under these plans in the future.

Summary Compensation Table

        The following table sets forth the compensation paid for the three most recent fiscal years to the Chief Executive Officer, the four next most highly compensated executive officers of the Company and Mr. Interdonato, who would have been one of the four most highly compensated executive officers but for his resignation from the Company effected July 3, 2002 (collectively, the "Named Executive Officers").

	Annual Compensation			Long-Term Compensation
Name and Principal Position	Year	Salary($)	Bonus($)	Securities Underlying Options(#)	All Other Compensation($)

Herman M. Schwarz President and Chief Executive Officer	2002 2001 2000	300,000 257,308 44,308(1)	22,000 47,000 65,000	— 650,000 350,000	— — —
Thomas P. Franklin Executive Vice President — Administration	2002 2001 2000	225,000 225,000 30,288(3)	10,000 30,000 38,130	— 150,000 350,000	— 104,794(2) —
Michael J. Graham Executive Vice President — Corporate Development, Chief Financial Officer, and Corporate Secretary	2002 2001 2000	275,000 250,000 142,789(5)	20,000 40,000 273,750(6)	— 350,000 450,000	98,589(4) — 87,391(7)
Joseph V. Marinelli Executive Vice President — Operations	2002 2001 2000	225,000 205,412 71,596(8)	15,000 30,000 37,500	— 250,000 150,000	— — —
Lee O. Waters Executive Vice President — Client and Market Development	2002 2001 2000	231,971 12,115 —	65,000 40,000 —	— — —	— — —
Richard M. Interdonato Executive Vice President — Business Development	2002 2001 2000	179,808 280,288 268,558	— 20,000 275,000	— — 83,333	275,000(9) — —

(1)	The amount indicated is the salary paid to Mr. Schwarz from the commencement of his employment in November 2000 through December 31, 2000.
(2)	Received by Mr. Franklin for relocation costs.
(3)	The amount indicated is the salary paid to Mr. Franklin from the commencement of his employment in November 2000 through December 31, 2000.
(4)	Received by Mr. Graham for relocation costs.
(5)	The amount indicated is the salary paid to Mr. Graham from the commencement of his employment in May 2000 through December 31, 2000.
(6)	Includes a $5,000 sign-on bonus, a $168,750 incentive bonus earned in 2000, but paid in March 2001, and a $100,000 discretionary bonus earned in 2000, but paid in March 2001.
(7)	Received by Mr. Graham for relocation costs.
(8)	The amount indicated is the salary paid to Mr. Marinelli from the commencement of his employment in August 2000 through December 31, 2000.
(9)	The amount indicated represents severance paid to Mr. Interdonato as part of a separation agreement effected July 31, 2002.

Stock Option/SAR Grants in 2002

        The Company did not grant any stock options or stock appreciation rights ("SARs") to the Named Executive Officers in 2002.

Aggregated Stock Option Exercises in 2002 and 2002 Year-end Option Values

        The following table sets forth certain information concerning unexercised stock options held at December 31, 2002 by the Named Executive Officers. During 2002, none of the Named Executive Officers exercised any stock options. Additionally, the Company did not have any SARs outstanding as of December 31, 2002.

	Number of Securities Underlying Unexercised Options at Fiscal Year End(#)		Value of Unexercised In-The-Money Options at Fiscal Year End($)(1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Herman M. Schwarz	458,333	541,667	$—	$—
Thomas P. Franklin	250,000	250,000	$—	$—
Michael J. Graham	533,333	266,667	$—	$—
Joseph V. Marinelli	191,667	208,333	$—	$—
Lee O. Waters	100,000	200,000	$—	$—
Richard M. Interdonato	550,000	—	$—	$—

(1)  The value of unexercised in-the-money options equals the difference between the closing price of the Company's Common Stock at fiscal year end and the stock option's exercise price, multiplied by the number of shares underlying the stock options. The closing price of the Company's Common Stock on December 31, 2002 was $0.05.

Stock Price Performance Graph

        The following graph compares the cumulative total stockholder return on the Company's Common Stock over the five year period ended December 31, 2002 with the cumulative total return of the Nasdaq Market Index and a Peer Group Index. The Peer Group Index consists of ACI Telecentrics, Inc., APAC Customer Services, Inc., Convergys Corp., ICT Group, Inc., National TechTeam, Inc., Precision Response Corp., RMH Teleservices, Inc., Sitel Corp., Sykes Enterprises, Inc., TeleTech Holdings, Inc., TeleSpectrum Worldwide, Inc., and West TeleServices Corp. The Company weighted the total stockholder return for each company in the Peer Group Index according to such company's stock market capitalization. The performance graph assumes an investment of $100 on June 30, 1997 in each of the Company's Common Stock, the Nasdaq Market Index, and the Peer Group Index, and assumes reinvestment of dividends, if any. The historical stock performance shown on the graph is not intended to be indicative of future stock performance.

	Fiscal Year Ending
Company/Index/Market
	6/30/1997	6/30/1998	12/31/1998	12/31/1999	12/29/2000	12/31/2001	12/31/2002
AEGIS COMMUNICATIONS GRP	100.00	54.55	16.88	20.13	16.62	4.16	1.04
Peer Group Index	100.00	51.57	45.96	82.27	78.28	68.25	32.89
NASDAQ Market Index	100.00	132.56	155.31	273.92	172.17	137.24	95.73

Employment Agreements and Change-in-Control Arrangements

        HERMAN M. SCHWARZ entered into an employment agreement with the Company, effective July 17, 2001, pursuant to which he serves as President and Chief Executive Officer of the Company. Under the employment agreement, Mr. Schwarz is entitled to receive a minimum base salary of $300,000 per year and an annual incentive bonus up to 100% of his then current base salary upon the Company achieving certain pre-determined financial performance goals. If Mr. Schwarz is (1) terminated without cause or after a change in control of the Company, or (2) resigns as a result of a reduction in compensation, responsibilities, or title, or upon a transfer of his principal office from the Atlanta area, Mr. Schwarz is entitled to a severance payment in an amount equal to twelve months of his then current base salary. Under the employment agreement, Mr. Schwarz has agreed to return all confidential information to the Company upon his termination, and not compete with the Company or solicit its employees for one year after the termination of his employment, with limited exceptions. Additionally, in connection with the execution of the employment agreement, the Company granted Mr. Schwarz stock options to purchase 625,000 shares of the Company's Common Stock at an exercise price of $0.48 per share. The stock options vest ratably over three years. Mr. Schwarz's stock options vest immediately in the event of a change in control of the Company.

        THOMAS P. FRANKLIN entered into an employment agreement with the Company, effective November 6, 2000, pursuant to which he serves as Executive Vice President — Administration of the Company. Under the employment agreement, Mr. Franklin is entitled to receive a minimum base salary of $225,000 per year and an annual incentive bonus up to 75% of his then current base salary upon the Company achieving certain pre-determined financial performance goals. If Mr. Franklin is (1) terminated without cause or after a change in control of the Company, or (2) resigns as a result of a reduction in compensation, responsibilities, or title, or upon a transfer of his principal office from the Dallas-Fort Worth area, Mr. Franklin is entitled to a severance payment in an amount equal to twelve months of his then current base salary. Under the employment agreement, Mr. Franklin has agreed to return all confidential information to the Company upon his termination, and not compete with the Company or solicit its employees for one year after the termination of his employment, with limited exceptions. Additionally, in connection with the execution of the employment agreement, the Company granted Mr. Franklin stock options to purchase 350,000 shares of the Company's Common Stock at an exercise price of $1.00 per share. The stock options vest ratably over three years. Mr. Franklin's stock options vest immediately in the event of a change in control of the Company.

        MICHAEL J. GRAHAM entered into an employment agreement with the Company, effective May 8, 2000, pursuant to which he serves as the Executive Vice President and Chief Financial Officer of the Company. Mr. Graham is entitled to receive a minimum base salary of $225,000 per year and an annual incentive bonus up to 60% of his then current base salary upon the Company achieving certain pre-determined financial performance goals. If Mr. Graham is (1) terminated without cause or after a change in control of the Company, or (2) resigns as a result of a reduction in compensation, responsibilities, or title, Mr. Graham is entitled to a severance payment in an amount equal to twelve months of his then current base salary. Under the employment agreement, Mr. Graham has agreed to return all confidential information to the Company upon his termination, and not compete with the Company or solicit its employees for one year after the termination of his employment, with limited exceptions. Additionally, in connection with the execution of the employment agreement, the Company granted Mr. Graham stock options to purchase 350,000 shares of the Company's Common Stock at an exercise price of $1.19 per share. The stock options vest ratably over three years. Mr. Graham's stock options vest immediately in the event of a change in control of the Company.

        JOSEPH V. MARINELLI entered into an employment agreement with the Company, effective August 28, 2000, pursuant to which he served as the Senior Vice President — Operations of the Company. In July 2001, Mr. Marinelli was promoted to Executive Vice President — Operations of the Company. Under the employment agreement, Mr. Marinelli is entitled to receive a minimum base salary of $180,000 per year and an annual incentive bonus up to 50% of his then current base salary upon the Company achieving certain pre-determined financial performance goals. If Mr. Marinelli is (1) terminated without cause or after a change in control of the Company, or (2) resigns as a result of a reduction in compensation, responsibilities, or title, or upon a transfer of his principal office from the Dallas-Fort Worth area, Mr. Marinelli is entitled to a severance payment in an amount equal to twelve months of his then current base salary. Under the employment agreement, Mr. Marinelli has agreed to return all confidential information to the Company upon his termination, and not compete with the

Company or solicit its employees for one year after the termination of his employment, with limited exceptions. Additionally, in connection with the execution of the employment agreement, the Company granted Mr. Marinelli stock options to purchase 150,000 shares of the Company's Common Stock at an exercise price of $0.97 per share. The stock options vest ratably over three years. Mr. Marinelli's stock options vest immediately in the event of a change in control of the Company.

        LEE O. WATERS entered into an employment agreement with the Company, effective December 3, 2001, pursuant to which he serves as the Executive Vice President — Client and Market Development of the Company. Under the employment agreement, Mr. Waters is entitled to receive a minimum base salary of $225,000 per year and an annual incentive bonus up to 75% of his then current base salary upon the Company achieving certain pre-determined financial performance goals. If Mr. Waters is (1) terminated without cause or after a change in control of the Company, or (2) resigns as a result of a reduction in compensation, responsibilities, or title, or upon a transfer of his principal office from the Atlanta area, Mr. Waters is entitled to a severance payment in an amount equal to twelve months of his then current base salary. Under the employment agreement, Mr. Waters has agreed to return all confidential information to the Company upon his termination, and not compete with the Company or solicit its employees for one year after the termination of his employment, with limited exceptions. Additionally, in connection with the execution of the employment agreement, the Company granted Mr. Waters stock options to purchase 300,000 shares of the Company's Common Stock at an exercise price of $0.19 per share. The stock options vest ratably over three years. Mr. Waters' stock options vest immediately in the event of a change in control of the Company.

        On March 21, 2003, the Compensation Committee recommended, and the Board approved, a Retention Bonus Plan for the Company's executive team. The Retention Bonus Plan does not supercede or alter any existing compensation arrangement the Company may have with any of its executive employees. In the event of a change in control of the Company before December 31, 2003, the Company will establish a bonus pool in an amount equal to 2% of the net consideration paid for the Company (the "Bonus Pool"). Under the Retention Bonus Plan, 37.5% of the Bonus Pool is set aside as a fixed portion (the "Fixed Portion"), and 62.5% of the Bonus Pool is set aside as a discretionary portion (the "Discretionary Portion"). Messrs. Schwarz, Graham, Franklin, Marinelli, and Waters are each entitled to receive 26%, 24%, 10%, 10%, and 10%, respectively, of the Fixed Portion of the Bonus Pool upon a change in control of the Company. The remaining 20% of the Fixed Portion of the Bonus Pool will be distributed to other executive team members. The Discretionary Portion of the Bonus Pool will be paid out to the Company's executive team in amounts, if any, as the Board determines in its sole discretion.

Separation Agreement

        RICHARD M. INTERDONATO entered into a separation agreement with the Company, effective July 31, 2002, pursuant to which the Company made a lump sum severance payment to Mr. Interdonato of $275,000 plus accrued vacation less applicable withholding taxes. Mr. Interdonato may also elect to continue to participate in the Company's group medical insurance plan through July 31, 2003. Under the separation agreement, Mr. Interdonato is permitted to keep his vested stock options for a period of 18 months commencing July 31, 2002. If Mr. Interdonato has not exercise his stock options by January 31, 2004, all of his stock options will expire. Under the separation agreement, Mr. Interdonato agreed to release the Company from all claims, if any, and agreed to return all confidential information to the Company and not compete with the Company or solicit its employees for one year after his resignation, with limited exceptions.

Certain Relationships and Related Transactions

        In 1999, the Company sold 46,750 shares of its convertible Series F Preferred Stock to Questor for an aggregate purchase price of approximately $47 million (the "Questor Transaction"). The Company used the sale proceeds to repay outstanding bank debt and pay transaction fees, including a $1.7 million transaction fee to Questor Management. The convertible Series F Preferred Stock votes on an as-converted basis (approximately 1,393 votes per share) and represents approximately 56% of the voting capital of the Company.

        In connection with the sale of the convertible Series F Preferred Stock, the Company granted Questor certain registration rights with respect to the shares of Common Stock underlying the Series F Preferred Stock. The Company further agreed to provide Questor with certain "incidental" or "piggyback" registration rights, subject to rights of the Company's underwriters to "cut back" the number of shares to be included in such registrations. At the time the Company granted these rights to Questor, it also granted the same rights to Thayer.

        Additionally, in connection with the Questor Transaction, Questor and Thayer signed the Stockholders Agreement. The Stockholders Agreement provides that Thayer and Questor will extend a "right of first offer" to the other party prior to transferring any of the Company's securities and that each party has certain "tag-along" rights in connection with the sale or transfer of the Company's Common Stock. Under the Stockholders Agreement, Thayer and Questor are both required to vote their securities of the Company to elect and continue in office twelve Company directors, six of whom are nominated by Questor (the "Questor Designees") and six of whom are nominated by Thayer (the "Thayer Designees"). Also, each Board committee shall be constituted so that the number of Questor Designees and the number of Thayer Designees serving on such committees are proportional.

        Additionally, under the Stockholders Agreement, Questor has agreed to use its best efforts to cause the Questor Designees to abstain from voting on any Board action in connection with the redemption of the Series F Preferred Stock. Thayer has agreed to use its best efforts to cause the Thayer Designees to abstain from voting on any Board action in connection with (1) the repayment of a Promissory Note, by and among IQI, Inc., Edward Blank, and the Edward Blank 1995 Grantor Retained Annuity Trust, dated April 16, 1998, in the original aggregate principal amount of $1 million, (2) the repayment of a Promissory Note, by and between IQI, Inc. and Thayer Equity, dated April 16, 1998, in the original principal amount of $2 million, and (3) the redemption or repurchase of the Company's Series D Preferred Stock or Series E Preferred Stock.

        The Stockholders Agreement and the Company's bylaws also provide that certain major decisions require the affirmative vote of not less than three-fourths of the members of the Board. Generally, these major decisions include:

        1.    Issuing Company securities, including any indebtedness convertible into securities of the Company, other than (1) granting stock options to the Company's directors or employees pursuant to an incentive or other benefit plan adopted by the Board, (2) issuing shares of the Company's Common Stock pursuant to the exercise of stock options, and (3) issuing shares of the Company's Common Stock, including any debt convertible into shares of the Company's Common Stock, or any other securities of the Company, in one or more offerings, where the aggregate purchase price for all such offerings does not exceed $500,000.

        2.    Adoption of any stock-based employee benefit plan.

        3.    Incurring debt or entering into guarantees for borrowed money (excluding trade payables) in excess of $2.5 million in a 12-month period, subject to certain exceptions.

        4.    Selling, leasing, pledging, or granting a security interest or encumbrance in all or substantially all of the Company's assets, except in connection with the incurrence of indebtedness for borrowed money that does not involve a major decision under 3 above.

        5.    Acquiring (whether through an asset purchase, merger, equity purchase, or otherwise) any assets (excluding acquisitions of raw materials and supplies in the ordinary course of business) having a value, individually or in the aggregate, in excess of $2 million.

        6.    Selling or otherwise disposing of any assets (excluding sales or other dispositions of inventory in the ordinary course of business) having a value, individually or in the aggregate, in excess of $2 million.

        7.    Amending the Company's bylaws or certificate of incorporation.

        8.    Any change of control transaction.

        9.    Executing or delivering any assignment for the benefit of the Company's creditors.

        10.  Filing any voluntary petition in bankruptcy or receivership with respect to the Company.

        11.  Taking any action while there is a vacancy on the Board, including without limitation, the filling of such vacancy.

        On April 16, 1998, IQI, Inc., a subsidiary of the Company, issued a $2 million subordinated note payable to Thayer Equity. The note accrues interest at an annual rate of 15% and was due in full on August 31, 2003. IQI, Inc. used one-half of the note proceeds to pay down bank debt, with the remainder of the proceeds used for working capital purposes. As of December 31, 2002, the outstanding balance of the note, plus all accrued interest, was $4,041,464. On April 14, 2003, IQI, Inc. reached an agreement with Thayer Equity to extend the maturity date of the note from August 31, 2003 to April 17, 2004.

        On November 18, 1996, IQI Inc. issued Edward Blank a $3 million subordinated note payable. The note accrued interest at an annual rate of 8% and was due in full in November 2003. IQI, Inc. used the note proceeds for working capital purposes. In 1997, as part of a settlement agreement between IQI, Inc. and Mr. Blank, the aggregate principal balance of the note was reduced to $1 million and the annual interest rate was increased to 12%. The $1 million note matures on November 18, 2003. As of December 31, 2002, the outstanding balance of the $1 million note, plus all accrued interest, was $1,051,000. On April 14, 2003, IQI, Inc. reached an agreement with Edward Blank to extend the maturity date of the note from November 18, 2003 to April 17, 2004.

        On March 30, 1999, the Company issued Thayer Equity a $5.7 million subordinated note payable. The note accrues interest at an annual rate of 12% and was due in full on August 31, 2003. The Company used approximately one-half of the note proceeds to pay down bank debt, with the remainder of the proceeds used for working capital purposes. The note is convertible into the Company's Common Stock at a conversion price of $1.15 per share. As of December 31, 2002, the outstanding balance of the note, plus all accrued interest, was $8,894,420. On April 14, 2003, the Company reached an agreement with Thayer Equity to extend the maturity date of the note from August 31, 2003 to April 17, 2004.

        Christopher M. Temple and Frederic V. Malek, each directors of the Company, are affiliates of Thayer. Henry L. Druker, Peter D. Fitzsimmons, Dean Anderson, and Kevin J. Prokop, each directors of the Company, are affiliates of Questor. Thayer and Questor have a direct or indirect non-controlling ownership interest in a number of companies who do a significant amount of business with the Company.

OTHER MATTERS

Other Business Presented at the Annual Meeting

        As of the date of this Proxy Statement, the Board knows of no other business that may properly be, or is likely to be, brought before the annual meeting. If any other matters should arise at the annual meeting, shares represented by proxies will be voted at the discretion of the proxy holders.

Stockholder Proposals for the 2004 Annual Meeting

        In order for a stockholder proposal to be included in the Company's Proxy Statement for the 2004 Annual Meeting of Stockholders, the stockholder proposal must (1) be submitted to the Company's Corporate Secretary in writing at 7880 Bent Branch Drive, Suite 150, Irving, Texas 75063 by December 25, 2003, and (2) concern a matter that may properly be considered and acted upon at the annual meeting in accordance with law and the rules of the SEC, including Rule 14a-8 of the Exchange Act.

        If the Company does not receive written notice of a stockholder's intention to raise a matter at the 2004 Annual Meeting of Stockholders by March 9, 2004, and such matter requires a stockholder vote, then the designated proxy holders will have discretionary authority to vote on any such matters raised at the 2004 Annual Meeting of Stockholders. All such notices should be mailed to the Company's Corporate Secretary at 7880 Bent Branch Drive, Suite 150, Irving, Texas 75063.

        Except as set forth in the Company's bylaws, any proposal properly raised at the meeting by a stockholder will require the affirmative vote of the holders of a majority of the shares deemed present at the meeting (whether in person or by proxy).

Annual Report on Form 10-K

        The Company's 2002 Annual Report on Form 10-K (excluding exhibits), is being mailed together with this Proxy Statement. The 2002 Annual Report is not considered a part of the proxy materials.

        PLEASE DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES. THE COMPANY GREATLY APPRECIATES THE PROMPT RETURN OF YOUR PROXY CARD, AS IT WILL SAVE THE EXPENSE OF FURTHER MAILINGS.

                      By Order of the Board of Directors, /s/ Michael J. Graham
                      Michael J. Graham
                      Executive Vice President — Corporate
                      Development, Chief Financial Officer, and
                      Corporate Secretary

Irving, Texas
April 23, 2003

[FRONT OF PROXY CARD]

BOARD OF DIRECTORS PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS AT
1455 PENNSYLVANIA AVENUE, NW, SUITE 350
WASHINGTON, DC 20004

The undersigned stockholder of Aegis Communications Group, Inc. (the "Company") acknowledges receipt of the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement each dated April 23, 2003 and the Company's Annual Report on Form 10-K and hereby appoints Patrick W. Gross and Michael J. Graham, or either of them, as proxies, each with full powers of substitution, to represent the undersigned at the above-stated Annual Meeting and at any postponement(s) or adjournment(s) thereof, and to vote, as designated therein, all shares the undersigned is entitled to vote if then and there personally present, on all matters set forth in the Notice of Annual Meeting and accompanying Proxy Statement, and in their discretion upon any other matters that may properly come before the Annual Meeting or any postponement(s) or adjournment(s) thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY'S BOARD OF DIRECTORS AND WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE. IF A CHOICE IS NOT INDICATED WITH RESPECT TO THE PROPOSAL, THIS PROXY WILL BE VOTED "FOR" SUCH ITEM. THE PROXY HOLDERS WILL USE THEIR DISCRETION WITH RESPECT TO OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THIS PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS EXERCISED.

By executing this Proxy, you acknowledge receipt of the Company's Annual Report on Form 10-K, Notice of Annual Meeting, and Proxy Statement.

PLEASE VOTE, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

[BACK OF PROXY CARD]

A	ELECTION OF DIRECTORS.
1.	The Board of Directors recommends a vote FOR the listed nominees.
	For	Withhold		For	Withhold		For	Withhold
01-Patrick W. Gross	/ /	/ /	05-Henry L. Druker	/ /	/ /	09-Hugh E. Sawyer	/ /	/ /
02-Herman M. Schwarz	/ /	/ /	06-Peter D. Fitzsimmons	/ /	/ /	10-Christopher M. Temple	/ /	/ /
03-Dean Anderson	/ /	/ /	07-Frederic V. Malek	/ /	/ /	11-John S. Winston	/ /	/ /
04-Stanton D. Anderson	/ /	/ /	08-Kevin J. Prokop	/ /	/ /

        YOUR VOTE IS IMPORTANT! PLEASE VOTE, SIGN, DATE, AND MAIL THIS PROXY CARD TODAY.

        I HEREBY REVOKE ANY PROXY OR PROXIES THAT I HAVE GIVEN BEFORE THIS DATE.

B	Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears hereon. Joint owners should each sign personally. If signing in a fiduciary or representative capacity, give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature 1—Please keep signature within the box	Signature 2—Please keep signature within the box	Date (mm/dd/yyyy)
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